AGREEMENT AND PLAN OF MERGER
                         BY AND BETWEEN
                         Canadexx Inc.
                              AND
                          Growtex Inc.

      This Agreement is entered into as of the 10th day of December 2002 by and between Canadexx Inc., a Florida corporation ("Canadexx"), and Growtex Inc., a Nevada corporation ("Growtex"). Canadexx and Growtex are referred to collectively herein as the
                           "Parties";
  WHEREAS, Growtex is a company duly incorporated in the State of Nevada, is in good standing and is a fully reporting company under the Securities Exchange Act of 1934;
    WHEREAS, Canadexx is a company duly incorporated in the
           State of Florida and is in good standing;
  WHEREAS, the capital stock of Growtex consists of 25,000,000 shares of Common Stock, par value $0.0001 per share, of which
  2,500,000 shares are issued and outstanding and held by one stockholder ("Growtex's Stockholder");
  WHEREAS, Growtex has agreed to merge with and into Canadexx, which will operate as the surviving entity;
  WHEREAS, Growtex's sole stockholder will receive a total of
   50,000 shares of Canadexx Common Stock in exchange for the capital stock of Growtex that he holds; and WHEREAS, the Parties expect that the Merger will further certain of their business objectives;
   NOW, THEREFORE, in consideration of these premises and the mutual promises made herein, and in consideration of the representations, warranties, and covenants herein, the Parties agree as follows:
                         1.Definitions.
  "Accredited Investor" has the meaning set forth in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended ("Securities Act").
  "Affiliate" has the meaning set forth in Rule 144(a) of the regulations promulgated under the Securities Act and Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act").
     "Growtex Share" means any share of the Common Stock of
                            Growtex.
  "Canadexx Common Stock" means the common stock of Canadexx,.

  "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).
      "Requisite Growtex Stockholders Approval" means the unanimous written consent of the holder of Growtex Shares in favor of this Agreement and the Merger.
    "SEC" means the U.S. Securities and Exchange Commission.
     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the
Ordinary Course of Business and not incurred in connection with the borrowing of money.
   "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.
                      2.Basic Transaction.
                         The Merger.
     Subject to the terms and conditions of this Agreement, Growtex will merge with and into Canadexx (the "Merger") at the Effective Date. Canadexx shall be the corporation surviving the
             Merger (the "Surviving Corporation").
                         The Closing.
      The closing of the transactions contemplated by this
  Agreement (the "Closing") shall take place at the offices of James Vandeberg in Seattle, Washington commencing at 9:00 a.m.
local time on the first business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").
                   Actions at the Closing.
    At the Closing, (i) Growtex will deliver to Canadexx the various certificates, instruments, and documents referred to in
 6(a) below, (ii) Canadexx will deliver to Growtex the various certificates, instruments, and documents referred to in 6(b)
below, (iii) Canadexx and Growtex will file with the Secretaries of State of the States of Florida and Nevada Articles of Merger (the "Articles of Merger"), and (iv) Canadexx will deliver to the Growtex Stockholder, in the manner provided below in this 2, the certificates representing the shares to be distributed to the
                      Growtex Stockholder.
                      (d)Effect of Merger.
  (i)General.  The Merger shall become effective on
 the date (the "Effective Date") Canadexx and Growtex
 file the Articles of Merger with the Secretaries of
State of the States of Florida and Nevada.  The Merger
  shall have the effect set forth in the laws of the
     States of Florida and Nevada.  The Surviving
Corporation may, at any time after the Effective Date,
take any action (including executing and delivering any
document) in the name and on behalf of either Canadexx
 or Growtex in order to carry out and effectuate the
     transactions contemplated by this Agreement.
   (ii)Articles of Incorporation.  The Articles of
 Incorporation of Canadexx in effect at and as of the
      Effective Date will remain the Articles of
Incorporation of the Surviving Corporation without any
      modification or amendment in the Merger.
  (iii)Bylaws.  The Bylaws of Canadexx in effect at
and as of the Effective Date will remain the Bylaws of
the Surviving Corporation without any modification or
               amendment in the Merger.
    (iv)Directors and Officers.  The directors and
   officers of Canadexx in office at and as of the
Effective Date will become the directors and officers
    of the Surviving Corporation, retaining their
      respective positions and terms of office.
   (v)Cancellation of Growtex Shares.  At and as of
   the Effective Date, each Growtex Share shall be
                      canceled.
   (vi)Canadexx Shares.  Each Canadexx Share issued
 and outstanding at and as of the Effective Date will
            remain issued and outstanding.
                   (e)Procedure for Payment.
     (i) On the Effective Date, Canadexx shall deliver certificates for 50,000 shares of Canadexx Common Stock in the name of Michael Kirsh which shares shall be restricted pursuant to Rule 144 of the Securities Act.
3. Representations and Warranties of Growtex. Growtex and its stockholder represent and warrant to Canadexx that the statements contained in this 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this 3).
(a)    Organization, Qualification, and Corporate Power.
Growtex is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Growtex is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Growtex has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
(b) Capitalization. The entire authorized capital stock of Growtex consists of 25,000,000 shares of Common Stock, of which 2,500,000 Growtex Shares are issued and outstanding, as of December 10, 2002. All of the issued and outstanding Growtex Shares have been duly authorized and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Growtex to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Growtex.
(c)    Authorization of Transaction.  Growtex has full power
and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that Growtex cannot consummate the Merger unless and until it receives the Requisite Growtex Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of Growtex, enforceable in accordance with its terms and conditions.
(d)    Noncontravention.  Neither the execution and the
delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Growtex is subject or any provision of the charter or bylaws of Growtex or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Growtex is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Other than in connection with the provisions of Nevada law, Growtex is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.
(e) Filings with the SEC. Prior to the Effective Date, Growtex will have made all filings with the SEC that it has been required to make under the Securities Exchange Act (collectively the "Public Reports") and has received from the SEC a letter to the effect that the SEC will have no further comment on Growtex's Form 10-SB. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Growtex has delivered to Canadexx a correct and complete copy of each Public Report (together with all exhibits and schedules thereto and as amended to date).
(f) Financial Statements. Prior to the Effective Date, Growtex will have filed quarterly reports on Form 10-QSB for the quarters ended June 30, 2002 and September 30, 2002 (the September 30, 2002 report is referred to herein as "Most Recent Fiscal Quarter End"). The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of Growtex as of the indicated dates and the results of operations of Growtex and its Subsidiaries for the indicated periods; provided, however, that the interim statements are subject to normal year-end adjustments.
(g)    Events Subsequent to Most Recent Fiscal Quarter End.
Since the Most Recent Fiscal Quarter End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Growtex taken as a whole.
(h) Undisclosed Liabilities. Growtex has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of the Most Recent Fiscal Quarter End (rather than in any notes thereto) and (ii) liabilities which have arisen after the Most Recent Fiscal Quarter End in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).
(i)    Brokers' Fees.  Growtex has no liability or obligation
to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
(j) Affiliate and Accredited Investor Status. The sole stockholder of Growtex is an Affiliate of Growtex and is an Accredited Investor.
(k) Liens and Litigation. Growtex has no liens or encumbrances against Growtex or Growtex's shares nor does Growtex know of any current or intended legal claims against Growtex.
4. Representations and Warranties of Canadexx. Canadexx represents and warrants to Growtex that the statements contained in this 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this 4).
(a)    Organization.  Canadexx is a corporation duly
organized, validly existing, and in good standing under the laws of the State of Florida.
(b) Capitalization. The entire authorized capital stock of Canadexx consists of 10,000,000 shares of common stock and 1,000,000 shares of preferred stock of which 4,845,896 shares of common stock were duly issued and outstanding as of December 30, 2002, held by no less than 300 persons.
(c)  Authorization of Transaction.  Canadexx has full power
and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Canadexx, enforceable in accordance with its terms and conditions.
(d) Noncontravention. To the knowledge of any director or officer of Canadexx, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Canadexx is subject or any provision of the charter or bylaws of Canadexx or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Canadexx is a party or by which it is bound or to which any of its assets is subject except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. To the knowledge of any director or officer of Canadexx, and other than in connection with the provisions of Florida law, Canadexx does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.
(e) Brokers' Fees. Canadexx does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Growtex's stockholders could become liable or obligated.
(f)  Liens and Litigation.  Canadexx has no liens or
encumbrances against it or its shares nor does Canadexx know of any current or intended legal claims against Canadexx.
5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement.
(a)    General.  Each of the Parties will use its best efforts
to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in 6 below).
(b) Notices and Consents. Growtex will give any notices to third parties, and will use its best efforts to obtain any third party consents, that Canadexx reasonably may request in connection with the matters referred to in 3(d) above.
(c) Regulatory Matters and Approvals. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in 3(d) and 4(d) above.
     (d) Nevada Law. Growtex will obtain the written consent of its stockholder for the adoption of this Agreement and the approval of the Merger in accordance with Nevada Law. 6.Conditions to Obligation to Close.
(a)    Conditions to Obligation of Canadexx.  The obligation
of Canadexx to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
          (i) this Agreement and the Merger shall have been approved by the written consent of the sole stockholder of Growtex;
          (ii) Growtex shall have procured all of the third
          party consents specified in 5(b) above, if any;
          (iii)     the representations and warranties set
          forth in 3 above shall be true and correct in all material respects at and as of the Closing Date;
          (iv) Growtex shall have performed and complied
          with all of its covenants hereunder in all material respects through the Closing;
          (v)  No action, suit, or proceeding shall be
          pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Surviving Corporation to own the former assets, to operate the former businesses, or (D) affect adversely the right of Growtex to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);
          (vi) Growtex shall have delivered to Canadexx a certificate to the effect that each of the conditions specified above in 6(a)(i)-(v) is satisfied in all respects; and
          (vii) all actions to be taken by Growtex in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Canadexx.
Canadexx may waive any condition specified in this 6(a) if it executes a writing so stating at or prior to the Closing.
(b) Conditions to Obligation of Growtex. The obligation of Growtex to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
          (i) this Agreement and the Merger shall have been approved by the Board of Directors of Canadexx;
          (ii) the representations and warranties set forth
          in 4 above shall be true and correct in all material respects at and as of the Closing Date;
          (iii)     Canadexx shall have performed and
          complied with all of its covenants hereunder in all material respects through the Closing;
          (iv) all actions to be taken by Canadexx in
          connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Growtex.
Growtex may waive any condition specified in this 6(b) if it executes a writing so stating at or prior to the Closing.
7.     Termination.
(a) Termination of Agreement. Either of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:
          (i)  the Parties may terminate this Agreement by
          mutual written consent at any time prior to the
          Effective Date;
          (ii) Canadexx may terminate this Agreement by
          giving written notice to Growtex at any time prior to the Effective Date (A) in the event Growtex has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Canadexx has notified Growtex of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before January 30, 2003, by reason of the failure of any condition precedent under 6(a) hereof (unless the failure results primarily from Canadexx breaching any representation, warranty, or covenant contained in this Agreement); or
          (iii) Growtex may terminate this Agreement by giving written notice to Canadexx at any time prior to the Effective Date (A) in the event Canadexx has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Growtex has notified Canadexx of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before January 30, 2003, by reason of the failure of any condition precedent under 6(b) hereof (unless the failure results primarily from Growtex breaching any
          representation, warranty, or covenant contained in this
          Agreement).
(b) Effect of Termination. If any Party terminates this Agreement pursuant to 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).
8.     Miscellaneous.
(a) Survival. None of the representations, warranties, and covenants of the Parties (other than the provisions in 2 above concerning issuance of Canadexx's Shares) will survive the Effective Date.
(b)    Entire Agreement.  This Agreement (including the
documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.
(c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.
(d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
(e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
(f) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the last address give to the other party.
Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the last address given to the other party using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
(g) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.
(h) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Date with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the laws of the State of Nevada.
No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
(i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
(j)    Expenses.  Each of the Parties will bear its own costs
and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
(k) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.
     (l)  Recitals.  All recitals shall be construed as part of this Agreement.
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.
CANADEXX INC.                    Growtex, Inc.

/s/ Ronald Lambrecht             /s/ Michael Kirsh
By: Ronald Lambrecht             By:Michael Kirsh
Its:      President              Its:      President